Exhibit 99.1

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS/(LOSS)
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Sep 29, 2013	Sep 30, 2012	% Change	Sep 29, 2013	Sep 30, 2012

				As a % of total net revenues
Net revenues:
Company-operated stores	$3,009.6	$2,665.9	12.9%	79.3%	79.2%
Licensed stores	346.3	305.3	13.4	9.1	9.1
CPG, foodservice and other	439.1	393.0	11.7	11.6	11.7
Total net revenues	3,795.0	3,364.2	12.8	100.0	100.0
Cost of sales including occupancy costs	1,633.7	1,459.2	12.0	43.0	43.4
Store operating expenses	1,073.9	989.9	8.5	28.3	29.4
Other operating expenses	107.3	111.9	(4.1)	2.8	3.3
Depreciation and amortization expenses	166.1	141.7	17.2	4.4	4.2
General and administrative expenses	226.1	203.8	10.9	6.0	6.1
Litigation charge	2,784.1	—	nm	73.4	—
Total operating expenses	5,991.2	2,906.5	106.1	157.9	86.4
Income from equity investees	81.0	61.9	30.9	2.1	1.8
Operating income/(loss)	(2,115.2)	519.6	nm	(55.7)	15.4
Interest income and other, net	72.1	26.3	174.1	1.9	0.8
Interest expense	(9.1)	(6.4)	42.2	(0.2)	(0.2)
Earnings/(loss) before income taxes	(2,052.2)	539.5	nm	(54.1)	16.0
Income taxes	(820.1)	180.2	nm	(21.6)	5.4
Net earnings/(loss) including noncontrolling interest	(1,232.1)	359.3	nm	(32.5)	10.7
Net earnings attributable to noncontrolling interest	(0.1)	0.3	nm	—	—
Net earnings/(loss) attributable to Starbucks	$(1,232.0)	$359.0	nm	(32.5)%	10.7%

Net earnings/(loss) per common share - diluted	$(1.64)	$0.46	nm
Weighted avg. shares outstanding - diluted	752.2	773.5

Cash dividends declared per share	$0.26	$0.21

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				35.7%	37.1%
Effective tax rate including noncontrolling interest				40.0%	33.4%

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Year Ended			Year Ended
	Sep 29, 2013	Sep 30, 2012	% Change	Sep 29, 2013	Sep 30, 2012

				As a % of total net revenues
Net revenues:
Company-operated stores	$11,793.2	$10,534.5	11.9%	79.2%	79.2%
Licensed stores	1,360.5	1,210.3	12.4	9.1	9.1
CPG, foodservice and other	1,738.5	1,554.7	11.8	11.7	11.7
Total net revenues	14,892.2	13,299.5	12.0	100.0	100.0
Cost of sales including occupancy costs	6,382.3	5,813.3	9.8	42.9	43.7
Store operating expenses	4,286.1	3,918.1	9.4	28.8	29.5
Other operating expenses	457.2	429.9	6.4	3.1	3.2
Depreciation and amortization expenses	621.4	550.3	12.9	4.2	4.1
General and administrative expenses	937.9	801.2	17.1	6.3	6.0
Litigation charge	2,784.1	—	nm	18.7	—
Total operating expenses	15,469.0	11,512.8	34.4	103.9	86.6
Income from equity investees	251.4	210.7	19.3	1.7	1.6
Operating income/(loss)	(325.4)	1,997.4	nm	(2.2)	15.0
Interest income and other, net	123.6	94.4	30.9	0.8	0.7
Interest expense	(28.1)	(32.7)	(14.1)	(0.2)	(0.2)
Earnings/(loss) before income taxes	(229.9)	2,059.1	nm	(1.5)	15.5
Income taxes	(238.7)	674.4	nm	(1.6)	5.1
Net earnings including noncontrolling interest	8.8	1,384.7	(99.4)	0.1	10.4
Net earnings attributable to noncontrolling interest	0.5	0.9	(44.4)	—	—
Net earnings attributable to Starbucks	$8.3	$1,383.8	(99.4)%	0.1%	10.4%

Net earnings per common share - diluted	$0.01	$1.79	(99.4)%
Weighted avg. shares outstanding - diluted	762.3	773.0

Cash dividends declared per share	$0.89	$0.72

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				36.3%	37.2%
Effective tax rate including noncontrolling interest				103.8%	32.8%